ALAN W. PERYAM
                                 Attorney at Law
                         1610 Wynkoop Street, Suite 200
                           Denver, Colorado 80202-1135

                                                        Telephone:(303) 892-6123
                                                        Facsimile:(303) 892-0926

                                January 10, 1997



Pease Oil and Gas Company
751 Horizon Court, Suite 203
Grand Junction, Colorado 81506-8758

Gentlemen:

     You have requested our opinion as to the legality of 5,781,660 shares of the $0.10 par value common stock ("Common Stock") of Pease Oil and Gas Company ("Company") to be registered pursuant to a Registration Statement on Form S-3 that is being filed by the Company with the United States Securities and Exchange Commission.

     I have reviewed the Articles of Incorporation, as amended, of the Company, the Bylaws of the Company, minutes of meetings of the Board of Directors and of the shareholders of the Company, and such other documents that I considered necessary in order to render this opinion. As a result of my review, I am of the opinion that the Securities of the Company to be registered for resale by the Registration Statement on Form S-3 have been, or will be upon conversion of outstanding debentures or exercise of outstanding warrants, legally authorized by the Board of Directors of the Company and that the shares of Common Stock, when sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

                                               Sincerely,


                                               /s/ Alan W. Peryam
                                               ---------------------------------
                                               Alan W. Peryam